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      CUSIP NO. 152317103              13G               PAGE 1 OF 9 PAGES
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)

                      CENTIGRAM COMMUNICATIONS CORPORATION
                      ------------------------------------

                                (NAME OF ISSUER)

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
                    ----------------------------------------

                         (TITLE OF CLASS OF SECURITIES)

                                   152317103
                                   ----------

                                 (CUSIP NUMBER)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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  1       NAME OF REPORTING PERSONS

          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          EQSF ADVISERS, INC.

          (EIN 13-3354359)

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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [   ]
                                                                   (b)  [   ]

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  3       SEC USE ONLY

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  4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      NEW YORK CORPORATION

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                                  5      SOLE VOTING POWER

                                                  256,200

           NUMBER OF

                                ------------------------------------------------
                                ------------------------------------------------
            SHARES                6      SHARED VOTING POWER

         BENEFICIALLY

           OWNED BY                                      NONE

                                ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER

           REPORTING

            PERSON                                256,200

                                ------------------------------------------------
                                ------------------------------------------------
             WITH                8       SHARED DISPOSITIVE POWER

                                                          NONE

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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   256,200

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 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                              [    ]

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          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

 11

                   4.28%

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          TYPE OF REPORTING PERSON*

 12

                   IA

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*SEE INSTRUCTIONS BEFORE FILLING OUT!

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1         NAME OF REPORTING PERSONS

          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          M.J. WHITMAN ADVISERS, INC.

          (EIN 13-3686379)

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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

--------------------------------------------------------------------------------
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  3       SEC USE ONLY

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  4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      NEW YORK CORPORATION

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                                  5      SOLE VOTING POWER

                                                  0

           NUMBER OF

                                ------------------------------------------------
                                ------------------------------------------------
            SHARES                6      SHARED VOTING POWER

         BENEFICIALLY

           OWNED BY                                    NONE

                                ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER

           REPORTING

            PERSON                                0

                                ------------------------------------------------
                                ------------------------------------------------
             WITH                8       SHARED DISPOSITIVE POWER

                                                       NONE

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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   0

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                              [    ]

--------------------------------------------------------------------------------
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          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

 11
                   0.0%

--------------------------------------------------------------------------------
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          TYPE OF REPORTING PERSON*

 12

                   IA

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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  1       NAME OF REPORTING PERSONS

          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   MARTIN J. WHITMAN

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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [   ]
                                                                 (b)  [   ]

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  3       SEC USE ONLY

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  4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA

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                                  5      SOLE VOTING POWER

           NUMBER OF                              NONE  (SEE ITEM 4)

                                ------------------------------------------------
                                ------------------------------------------------
                                  6      SHARED VOTING POWER

            SHARES

                                                  NONE

         BENEFICIALLY

           OWNED BY

                                ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER

           REPORTING                              NONE  (SEE ITEM 4)

                                ------------------------------------------------
                                ------------------------------------------------
          PERSON WITH            8       SHARED DISPOSITIVE POWER

                                                  NONE

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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   -0-    (SEE ITEM 4)

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--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                [  ]

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 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   -0-

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 12       TYPE OF REPORTING PERSON*

                   IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

         (A)      NAME OF ISSUER:
                  -------------------

                  Centigram Communications Corporation (the "Issuer").

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  -------------------------------------------------
                   91 East Tasman Dr., San Jose, CA  95134


ITEM 2.

          (A)      NAME OF PERSON FILING:
                  ----------------------
               This schedule is being jointly filed by EQSF Advisers, Inc. ("EQSF"), M.J. Whitman Advisers, Inc. ("MJWA") and Martin J. Whitman, the Chief Executive Officer of EQSF and controlling person of EQSF. (EQSF, MJWA and Martin J. Whitman are sometimes collectively referred to hereinafter as "Filer"). Attached hereto as an exhibit is a copy of the joint Schedule 13G filing agreement among the reporting persons.

          (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  -------------------------------------

                  The address of the principal executive office of EQSF, MJWA and Mr. Whitman is: 767 Third Avenue, New York, New York 10017-2023.

         (C)      CITIZENSHIP:
                  ------------

                  The citizenship or place of organization of each of the reporting persons is as follows:

                  EQSF
                  ----

                  New York State corporation.

                  MJWA
                  ----

                  New York State corporation.

                  MARTIN J. WHITMAN
                  ------------------

                  United States citizen.

         (D)      TITLE OF CLASS OF SECURITIES:
                  ------------------------------
                  Common Stock, $0.001 par value per share.

         (E)      CUSIP NUMBER:
                  -------------
                  152317103
ITEM 3. IF THIS  STATEMENT  IS  BEING  FILED  PURSUANT  TO  RULES  13D-1(B),  OR
        ------------------------------------------------------------------------
13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
-----------------------------------------------

                  (E) Investment Adviser Registered Under Section 203 of the Investment Advisers Act of 1940 (EQSF AND MJWA).
                                     ----     ----

ITEM 4.  OWNERSHIP.
         ----------

                  (a) & (b) EQSF beneficially owns 256,200 shares, or 4.28% of the class of securities of the issuer. MJWA beneficially owns 0 shares, or 0.0% of the class of securities of the issuer.

                  (c)  (i) EQSF:  256,200
                           MJWA: 0

                      (ii) Not applicable.

                     (iii) EQSF:  256,200
                           MJWA:  0

                       (iv) Not applicable.

         Mr. Whitman disclaims beneficial ownership of all such shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         ----------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         -----------------------------------------------------------------
                  Not Applicable.

ITEM 7.  IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
         ---------------------------------------------------------------
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
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                  Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         ----------------------------------------------------------
                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         -------------------------------
                  Not applicable.

ITEM 10. CERTIFICATION.
         --------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              FEBRUARY 4, 2000
                          ---------------------------------------
                                             (Date)


                            EQSF Advisers, Inc.

                            BY:/S/   MARTIN J. WHITMAN
                               ------------------------

                            Martin J. Whitman
                            Chairman and Chief Executive Officer


                            M. J. WHITMAN ADVISERS, INC.

                            BY:/S/ MARTIN J. WHITMAN
                               ---------------------

                            Martin J. Whitman
                            Chairman and Chief Executive Officer

                            /S/MARTIN J. WHITMAN
                            ----------------------------
                            Martin J. Whitman